EXHIBIT C

Joint Filing Agreement, dated March 11, 2019

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he, she or it knows that such information is inaccurate.

Dated: March 11, 2019

CALIGAN PARTNERS LP

By:	/s/ Samuel J. Merksamer
Name:	Samuel J. Merksamer
Title:	Partner

/s/ David Johnson
DAVID JOHNSON

/s/ Samuel J. Merksamer
SAMUEL J. MERKSAMER

FALCON EDGE CAPITAL, LP

By:	/s/ Richard Gerson
Name:	Richard Gerson
Title:	Chairman and Chief Investment Officer

/s/ Richard Gerson
RICHARD GERSON